Exhibit III

FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2015

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements or IFRS may lack of specific requirements or guidance that is available for U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the financial year 2013 have been audited by KPMG Oy Ab and KPMG, Statsautoriseret Revisionspartnerselskab and for the financial years 2014 and 2015 by KPMG Oy Ab and KPMG AB, as indicated in their reports included in the Bank’s previous Form 18-K filings for the financial years ended December 31, 2013 and December 31, 2014 and incorporated by reference into the Bank’s Registration Statement under Schedule B of the Securities Act (No. 333-203363) and elsewhere herein, respectively.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

The Control Committee appointed as independent joint auditors for NIB for the financial year 2013, Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland and State Authorized Public Accountant Per Gunslev, representing KPMG, Statsautoriseret Revisionspartnerselskab, Denmark. NIB appointed Authorized Public Accountant Sixten Nyman, representing the accounting firm KPMG Oy Ab, Finland and Authorized Public Accountant Hans Åkervall, representing KPMG AB, Sweden as its independent joint auditors for the financial years 2014 and 2015. For the financial year 2016 NIB appointed Authorized Public Accountant Marcus Tötterman, representing the accounting firm KPMG Oy Ab, Finland and Authorized Public Accountant Hans Åkervall, representing KPMG AB, Sweden as its independent joint auditors.

NORDIC INVESTMENT BANK

STATEMENT OF COMPREHENSIVE INCOME

JANUARY 1—DECEMBER 31,

(in thousands of EURO)

	2013	2014	2015
	EURO	EURO	EURO
Interest income	404,179	382,760	338,781
Interest expense	-159,975	-143,652	-92,005

NET INTEREST INCOME(1)(2)(21)	244,204	239,108	246,776

Commission income and fees received(3)	10,199	9,326	12,218
Commission expense and fees paid	-2,454	-2,092	-2,212
Net profit /loss on financial operations(4)	19,840	25,684	11,521
Foreign exchange gains and losses	-384	187	82

OPERATING INCOME	271,404	272,211	268,385

EXPENSES
General administrative expenses(5)(21)	35,217	37,386	41,740
Depreciation(9)(10)	3,592	3,709	8,737
Impairment of loans(6)(8)	15,385	20,905	2,509

TOTAL EXPENSES	54,194	62,000	52,987

PROFIT FOR THE YEAR	217,210	210,211	215,398

TOTAL COMPREHENSIVE INCOME	217,210	210,211	215,398

(1)-(6), (8)-(10) and (21) above refer to the corresponding Notes to the Financial Statements included in Exhibit IV to this Annual Report on Form 18-K.